Exhibit 10.4

MEMORANDUM OF UNDERSTANDING:

Occupancy of Level 4, 36 Kaki Bukit Place

Singapore 416214

It is agreed that on 1st day of August 2017, Venvici Pte Ltd (Company No. 201307817N) ("Venvici") hereby state their intention to occupy part of Infinite Lifestyle (Singapore) Pte Ltd (Company No. 200515638H) ("Inlife") premises located at level 4, 36 Kaki Bukit Place E Hub One Singapore 416214 ("Premises") for the purpose of their business activities for a period of one (1) year from 1st August 2017.

Venvici hereby understands and agrees that:

1)	That Venvici shall pay to Inlife the sum of S$28,000.00 (Singapore Dollars Twenty Eight Thousand Only) which is equivalent two months occupation charges upon signing this Memorandum of Understanding where the said sum to be held by Inlife as a security deposit and shall be refunded within fourteen (14) days at any expiry or lawful termination of this Memorandum of Understanding without interest to Venvici but otherwise the same or part thereof shall be used by Inlife to offset any payments owing by Venvici without prejudice to the right of Inlife to recover all monies which may become due or payable by Venvici under this Memorandum of Understanding.

2)	The monthly payment of S$14,000.00 (being the monthly occupation and utilities charges) to be paid to Inlife on the 1st of every month, beginning on the 1st of August 2017.

3)	Occupancy includes furnitures and fixtures at the Occupy Premises and Inlife reserves the ownership of each and every items provided and Venvici Pte Ltd has the responsibility to maintain the said furnitures and fixtures in good state of repair.

4)	Inlife reserves the right to review and change these terms and conditions without prior notice.

Acknowledged and agreed by:	Approved by:

/s/ Jon Lim	/s/ Shaik Aziz Shaik Mohideen
Signature & Date	Signature & Date
Name: Jon Lim	Name: Shaik Aziz Shaik Mohideen
For Venvivi Pte Ltd	For Infinite Lifestyle Singapore Ptd Ltd
Date: 22/6/17	Date: 22/6/17